R6 CLASS ADDENDUM TO FUND PARTICPATION AGREEMENT

This R6 CLASS ADDENDUM (this “Addendum”), dated as of May 1, 2025, is made by and among American Century Investment Services, Inc., the distributor (the “Distributor”) of the American Century family of mutual funds (the “Funds”), American Century Services, LLC, the transfer agent (the “Transfer Agent”) of the Funds and Mutual of America Life Insurance Company (the “Company”).

WHEREAS, the Company, the Distributor, and the Transfer Agent are parties to that certain Fund Participation Agreement dated December 30, 1988, as most recently amended as of October 1, 2017 (the “Agreement”);

WHEREAS, pursuant to the Agreement, certain separate accounts established by the Company (the “Separate Accounts”) are authorized to transact in shares the Funds that can serve as underlying funding vehicles for variable annuity contracts issued by the Company through the Separate Accounts (the “Variable Contracts”);

WHEREAS, subject to the terms and conditions of the Agreement, the Distributor desires to make available R6 class shares of the Funds from time to time to the Separate Accounts in connection with the Variable Contracts;

WHEREAS, in connection with the expansion of the classes of Funds available under the Agreement, the parties agree to revise certain payment terms provided for in the Agreement; and

WHEREAS, the parties now desire to modify the Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), and intending to be legally bound, the parties agree as follows:

l.

Subject to the terms and conditions of the Agreement, the Distributor will from time to time make available R6 class shares of certain Funds. Notwithstanding anything to the contrary provided for in the Agreement, no administrative services fee or any other fee shall be paid to the Company for assets that are held in the R6 class of shares of any Fund.

2.

In the event of a conflict between the terms of this Addendum and the Agreement, it is the intention of the parties that the terms of this Addendum shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Addendum, the parties hereby confirm and ratify the Agreement.

3.

Except as expressly supplemented, modified, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

4.	This Addendum may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first listed above.

MUTUAL OF AMERJCA LIFE INSURANCE COMPANY

By:
Name:	John McLean
Title:	Vice President

AMERICAN CENTURY INVESTMENT SERVICES, INC.		AMERICAN CENTURY SERVICES, LLC

By:		By:
Name:	Kyle Langan	Name:	Greg Barner
Title:	Vice President	Title:	President

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